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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the use in this Amendment No. 3 to Registration Statement No. 333-78655 of Premier Laser Systems, Inc. on Form S-1 of our report dated June 9, 1999, except for Notes 2, 3 and 8, as to which the date is October 4, 1999, appearing in the prospectus, which is part of this Registration Statement, and of our report dated June 9, 1999, except for Notes 2, 3 and 8, as to which the date is October 4, 1999, relating to the consolidated financial statement schedule appearing elsewhere in this Registration Statement.

  We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

                                          Haskell & White LLP

Newport Beach, California

October 5, 1999